UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 3, 2007

ACTIVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On December 3, 2007, Nintendo Co., Ltd. (“Nintendo”) entered into a Confidential License Agreement for the Wii™ Console (EEA, Australia and New Zealand) with Activision, Inc. and its wholly owned subsidiaries Activision Publishing, Inc., a Delaware corporation which is the Company’s principal operating subsidiary, Activision UK, Ltd., a company formed under the laws of the United Kingdom, ATVI France, S.A.S., a company formed under the laws of France, Activision GmbH, a company formed under the laws of Germany, and Activision Pty., Ltd., a company formed under the laws of Australia (collectively, “Activision”).

Pursuant to the agreement, which is effective retroactively to October 24, 2006, Nintendo has granted to Activision a nonexclusive, nontransferable and non-assignable, royalty-free license to use certain intellectual property rights of Nintendo to develop (or have developed) video game software for the Wii™ console for manufacture, marketing, advertising and sale in Australia, New Zealand, Russia, Switzerland, Turkey and the countries which comprise the “EEA” or “European Economic Area” (including the United Kingdom, France, Germany, Italy, Spain, Sweden and the Netherlands) until October 24, 2009 (subject to earlier termination in certain events).  The purchase price to be paid by Activision to Nintendo under the agreement for game discs and the minimum number of game discs for each game will be based on Nintendo’s then current pricing schedule.

Under the agreement, Nintendo has the right to approve each game developed by Activision for the Wii™ console, including the artwork in the game, the printed materials distributed with the game and any marketing materials developed by or for Activision that promote the sale of the game.  The agreement also provides that Nintendo will be the exclusive source for the manufacture of game discs for play on the Wii™ console.  Activision may not bundle any peripheral designed for use with the Wii™ console without Nintendo’s approval.  The agreement also obligates Activision to indemnify Nintendo for certain claims, including for claims of infringement by Activision of third-party proprietary rights and claims for other liabilities arising out of the games developed by Activision for the Wii™ console.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2007	ACTIVISION, INC.

	By:	/s/ George L. Rose
George L. Rose
Secretary